Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Ohio Quality Income Municipal Fund, formerly, Nuveen Ohio Quality Income Municipal Fund, Inc.

333-182721
811-06385


On March 28, 2013, filing an Amended Form 8-A/A under Form 8-A12B/A, accession number 0001193125-
13-131561, the Registrant, a Massachusetts business trust, notified the U.S. Securities and Exchange
Commission that it was amending and adopting as its own the registration of Nuveen Ohio Quality Income
Municipal Fund, Inc., a Minnesota corporation (the
 Predecessor Registrant ), under and pursuant to the provisions of Section 8(a) of the Investment Company
Act of 1940, as amended, in connection with the closing of a reorganization transaction between the Predecessor
Registrant and the Registrant whereby the Predecessor
Registrant changed its domicile from a Minnesota corporation to a Massachusetts business trust. In connection with such change of domicile, the Registrant has a Declaration of Trust as its charter. We incorporate by reference to this Sub-Item 77Q1(a), the Registrants
Declaration of Trust, and by-laws, filed as exhibits to Form N-14 on March 20, 2013, accession number
0001193125-13-117509.

In addition, the Statements Establishing and Fixing the Rights and Preferences of Preferred Shares are considered amendments to the registrants charter. One such instrument was filed as an exhibit to Form 8-A12B on March 28, 2013, accession number 0001193125-13-
131553, and is incorporated by reference for this Sub-
Item. Another such Statement is filed herewith as an exhibit to Sub-Item 77Q1(a).